EXHIBIT (j)(2)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A ("Registration Statement") of our report dated February 9, 2001, relating to the financial statements and financial highlights of the Eaton Vance Small Company Growth Fund, formerly the Eaton Vance Emerging Growth Fund (the "Fund") and of our report dated February 9, 2001, relating to the financial statements and supplementary data of the Small Company Growth Portfolio, which appear in the December 31, 2000 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Boston, Massachusetts
April 24, 2001